EXHIBIT 99.1

For more information,
contact: Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500 OR (816) 213 3248

ENTERPRISE FINANCIAL TO ACQUIRE NORTHSTAR BANCSHARES, INC.

St. Louis, March 23, 2006. Kevin C. Eichner, president and CEO of Enterprise Financial Services Corp (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust, today announced that EFSC has agreed to acquire Kansas City-based NorthStar Bancshares, Inc. for $36 million in EFSC stock and cash with the precise mix to be determined at closing. This price would represent about 2.25 times NorthStar’s book value at December 31, 2005.  NorthStar has nearly $200 million in banking assets and is headquartered in North Kansas City, Missouri. The transaction is expected to have no impact on 2006 earnings per share and be slightly accretive to earnings per share in 2007.

“The NorthStar acquisition will allow us to materially increase our footprint in the Kansas City market to augment our rapidly growing banking and wealth management franchise there.  Lee Walker (NorthStar chairman and CEO) and his team have built NorthStar with very compatible operating strategies and values, and we are very pleased they have chosen to join with Enterprise in pursuing the rich opportunities that exist in Kansas City for our special suite of financial services,” said Eichner.

NorthStar chairman and CEO Walker commented, “Since opening for business in April 2000 we are very proud of our progress at NorthStar, but felt that our clients, shareholders and associates would benefit from the enhanced capabilities and capacity of Enterprise. Enterprise has an outstanding management team with a passion to serve the private business owner, a very powerful wealth management platform, and the company is highly thought of in the investment community.  We look forward to a smooth transition and to joining one of the nation’s highest performing financial growth companies.”

Jack Sutherland, Enterprise Kansas City Bank chairman played a primary role in bringing the two organizations together.

“I knew Lee had built an organization which would be consistent with our focus, style and values, and we certainly have found that to be the case,” commented Sutherland.  “Linda Hanson (Enterprise Regional president) will now have a more sizable foundation on which to build our organization and with the new talent and locations of NorthStar will accelerate our rapid expansion in the Kansas City market.  We are delighted Lee and his fine team chose to join us.”

Hanson commented, “We are excited about NorthStar and look forward to working with Lee Walker, Rob Barker and the NorthStar team. Our combined management group is second to none and will provide the community with an outstanding banking organization committed to serving the lifetime needs of business owners and their families.”

NorthStar operates five locations in Kansas City, Mo, Liberty, Mo, North Kansas City, Mo, Independence, Mo and Overland Park, Kan.

Enterprise has $1.3 billion in banking assets and $1.4 billion in trust assets.  The combined entity will have $1.5 billion in banking assets, of which nearly $500 million will be in the Kansas City area. Enterprise currently operates from two locations in Overland Park and the Plaza.

The transaction is expected to close in the third quarter subject to approval by NorthStar’s shareholders and customary regulatory agencies.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.  The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2005 Annual Report on Form 10-K.